Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACTS
January 13, 2006	Gene Hynes	Victor Emmanual
	Lynch Corporation	Creative Partners
	203.622.1150	203.705.9203
ghynes@lynchcorp.com

Lynch Corporation Announces Settlement of PACE Litigation

GREENWICH, Conn., January 13, 2006 ( Lynch Corporation (ASE: LGL) and United Steelworkers of America Local 1069, formerly known as PACE Local 1-1069 today announced that they have reached a settlement of their severance pay litigation, which arose out of the July 2001 closure of the Spinnaker-Maine manufacturing plant in Westbrook, Maine. The settlement includes payment of a total of $800,000 to resolve the claims of 67 workers who lost their jobs in 2001. The parties have also agreed to withdraw their respective appeals now pending in the Maine Supreme Court.

Lynch is a holding company for two manufacturing subsidiaries:

•	MtronPTI which designs and manufactures components that control the frequency of electronic signals in communications systems.
•	Lynch Systems, Inc., which produces advanced manufacturing systems for the electronic display and consumer glass industries.

For more information on the company and its products and services, contact Gene Hynes, Vice President, Lynch Corporation, 140 Greenwich Avenue, 4th Floor, Greenwich, Connecticut 06830, (203) 622-1150, or visit the company’s Web site: www.lynchcorp.com.

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Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in Lynch Corporation’s filings with the Securities and Exchange Commission.